Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Christie McConnell Travelzoo, North America +1 (212) 484-4912 cmcconnell@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Announces Management Changes in
Local & Search

NEW YORK, April 10, 2014 - Travelzoo Inc. (NASDAQ: TZOO), a global Internet media company, announced today it is making management changes within its Local and Search businesses.

Mark Webb, president of Travelzoo Local, is leaving the company on May 1, 2014. Michael Stitt will assume leadership of the company’s Local business in North America. Mr. Stitt joined Travelzoo in 2004 and launched Travelzoo Local in 2010. In Europe, Travelzoo Local will report to the respective country manager in each market.

Travelzoo also appointed David White to lead Travelzoo’s Search business. Mr. White joins Travelzoo from Yahoo!, where he served as senior director of product operations. Prior to his position at Yahoo!, he developed and ran Efficient Frontier’s European business. Mr. White holds a Bachelor of Science degree in Electrical Engineering and Computer Science from the University of California at Berkeley.

The management changes are made in response to the continued weakness in the company’s local voucher sales and declining search revenues.

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About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 26 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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